Exhibit 3.1

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VWR CORPORATION

ARTICLE ONE

The name of the Corporation is VWR Corporation.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

Part A. Authorized Capital Stock.

The total number of shares of capital stock that the Corporation has authority to issue is 2,000,000 shares of Common Stock, $0.01 par value per share.

Part B. Reclassification. Upon this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) becoming effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), a reclassification of the Corporation’s Class A-2 Common Stock, $0.01 par value per share (“Class A-2 Common Stock”), shall become effective pursuant to which (i) each share of Class A-2 Common Stock issued and outstanding and held of record immediately prior to the Effective Time shall be reclassified as and converted into one (1) share of the Corporation’s Common Stock automatically and without any action by the holder thereof and shall represent one (1) fully paid and nonassessable share of Common Stock from and after the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Class A-2 Common Stock shall, from and after the Effective Time, be deemed, automatically and without the necessity for presenting same for exchange, for all purposes to evidence ownership of, and to represent, those shares of Common Stock into which the shares of Class A-2 Common Stock represented by such certificates have been reclassified as and converted into as herein provided. The Corporation shall not be obligated to issue certificates representing shares of Common Stock outstanding immediately after the Effective Time unless and until certificates representing shares of Class A-2 Common Stock outstanding immediately prior to the Effective Time have been surrendered for transfer or otherwise accounted for to the Corporation. Until any such outstanding certificates shall have been surrendered for transfer or otherwise accounted for to the Corporation, the registered owner thereof on the books and records of the Corporation shall have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the number of shares of Common Stock evidenced by such outstanding certificates as above provided.

Part C. Powers, Preferences and Special Rights of the Common Stock. Except as otherwise required by applicable law or expressly provided herein, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

Section 1. Voting Rights. Except as otherwise required by applicable law, each holder of one or more shares of Common Stock shall be entitled to one vote per share of Common Stock held by such holder on all matters to be voted on by the stockholders of the Corporation.

Section 2. Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share. The rights of the holders of Common Stock to receive dividends are subject to the provisions of any other class or series of capital stock of the Corporation.

Section 3. Liquidation. Subject to the provisions of any other class or series of capital stock of the Corporation, the holders of the Common Stock shall be entitled to participate pro rata at the same rate per share in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 4. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 5. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (provided, that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 6. Notices. All notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholders, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

Section 7. Amendment and Waiver. No amendment, modification or waiver of any provision of this Part C shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class and any such amendment, modification or waiver so approved by the holders of a majority of the then outstanding shares of Common Stock shall be binding on all holders of Common Stock.

Section 8. Definitions.

“Common Stock” means, collectively, the Corporation’s Common Stock, $0.01 par value, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value with respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are also employees of the Corporation. No amendment or repeal of this Article Eleven shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

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